Vermont Pure Holdings, Ltd. Announces Financial Results for Its First Quarter Ending January 31, 2010

WATERTOWN, CT -- (Marketwire - March 17, 2010) - Vermont Pure Holdings, Ltd. (NYSE Amex: VPS) announced its financial results for the first quarter of its fiscal year 2010 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the three months ending January 31, 2010 increased 4% to $16.2 million from $15.5 million for the comparable period a year ago. Without including sales from acquisitions consummated in 2009, sales decreased by 1% in the first quarter of 2010 compared to the same period in 2009. Gross profit increased 5% for the first quarter of 2010 to $8.5 million from $8.1 million in the first quarter a year earlier. Gross profit, as a percentage of sales, increased to 53% in the first quarter of 2010 from 52% for the first quarter a year ago. Income from operations increased $83,000, or 10%, for the first quarter of 2010 compared to the same period a year ago. Net income improved 87% for the three months ended January 31, 2010 to $178,000 from $95,000 for the comparable period last year.

"The economy remains soft in the markets in which we operate. As a result, we are not certain that we can sustain growth for the balance of the fiscal year at the same rate as our first quarter," said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. "However, during these challenging economic times, we will continue to be efficient and creative in how we operate our business in order to grow organically," Baker concluded.

Vermont Pure Holdings, Ltd. (NYSE Amex: VPS), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company continues to set high standards in the bottled water industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.

                        VERMONT PURE HOLDINGS, LTD
                          Results of Operations

                                                      (Unaudited)
                                                  Three Months Ended:
                                            -------------------------------
                                              January 31,      January 31,
                                                 2010             2009
                                            --------------   --------------
(000's $)

Sales                                       $       16,185   $       15,552

Income from operations                      $          916   $          833

Net Income                                  $          178   $           95

Basic net earnings per share                $         0.01   $         0.00
Diluted net earnings per share              $         0.01   $         0.00

Basic Wgt. Avg. Shares Out. (000's)                 21,475           21,502
Diluted Wgt Avg. Shares Out. (000's)                21,475           21,502

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-860-1126